As Filed With the Securities and Exchange Commission on March 9, 2022

Registration No. 333-251751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIOFRONTERA AG

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hemmelrather Weg 201 D-51377 Leverkusen Germany	N/A
(Address of principal executive offices)	(Zip Code)

Biofrontera Aktiengesellschaft Option Terms of the Share Option Programme 2015

(Full title of the plan)

Biofrontera Inc.

120 Presidential Way, Suite 330

Woburn, MA 01801

(Name and address of agent for service)

(781) 245-1325

(Telephone number, including area code,

of agent for service)

Copies to:

Stephen E. Older

McGuireWoods LLP

1251 Avenue of the Americas

20th Floor

New York, NY 10020

Telephone: 212 548 2100

Facsimile: 212 548 2150

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of Biofrontera AG, a German stock corporation (the “Registrant”), that were registered on the Registration Statement on Form S-8 (Commission File No. 333-251751) originally filed with the Securities and Exchange Commission on December 28, 2020 (the “Registration Statement”). The Registration Statement registered an aggregate of 1,814,984 ordinary shares, €1.00 nominal value per share (the “Shares”) to be offered or sold under the Biofrontera Aktiengesellschaft Option Terms of the Share Option Programme 2015. The Shares could be offered in the form of the Registrant’s American Depositary Shares, representing two ordinary shares, nominal value €1.00 per share (the “ADSs”).

The Registrant intends to file on March 9, 2022 a Form 15F serving as a certification of termination of registration of the ADSs and the Shares under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and of the Registrant’s duty to file reports under Section 13(a) or Section 15(d) of the Exchange Act pursuant to Rule 12h-6(a).

As a result of the termination of Exchange Act registration and the Registrant’s reporting obligation, the Registrant will no longer be updating the information in the Registration Statement on an ongoing basis and therefore desires to terminate the offerings of the Shares and ADSs pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the Shares that had been registered but remained unsold at the termination of the offering, removes from registration any and all Shares of the Registrant registered, but unsold, under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Leverkusen, Germany, on March 9, 2022.

BIOFRONTERA AG

By:	/s/ Ludwig Lutter
Name:	Ludwig Lutter
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ludwig Lutter	Chief Financial Officer	March 9, 2022
Ludwig Lutter	(Principal Executive Officer)

/s/ Hans-Dieter Stock	VP Controlling	March 9, 2022
Hans-Dieter Stock	(Principal Accounting Officer)

/s/ Jörgen Tielmann	Vice chairman of supervisory board	March 9, 2022
Dr. Jörgen Tielmann

/s/ Helge Lubenow	Member of supervisory board	March 9, 2022
Dr. Helge Lubenow

/s/ Heikki Lanckriet	Member of supervisory board	March 9, 2022
Dr. Heikki Lanckriet

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the United States Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States, has signed this Post-Effective Amendment, solely in the capacity of the duly authorized representative, on this March 9, 2022.

Biofrontera Inc.

By:	/s/ Daniel Hakansson
Name:	Daniel Hakansson
Title:	Corporate Counsel